Exhibit 23(b)
Consent of Independent Registered Public Accounting Firm
Neoprobe Corporation
Dublin, Ohio
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 28, 2008, relating to the consolidated financial statements of Neoprobe Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
/s/ BDO Seidman, LLP
Chicago, Illinois
August 20, 2008